Exhibit 99.1

2222  NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Names Timothy Hassinger
as New Chief Executive Officer and President

OMAHA, Neb. (July 18, 2017) – Today Lindsay Corporation (NYSE: LNN) announced the appointment of Timothy Hassinger as president and chief executive officer (CEO) and a member of its board of directors, effective October 16, 2017. Hassinger will succeed President and CEO Rick Parod, who previously announced he is retiring later this year after 17 years of service to the company.

“The board unanimously agrees that Tim is the right choice to lead this great company into the future,” said Michael C. Nahl, Lindsay's Chairman of the Board. “He brings global business experience with an exceptional track record of business leadership and creating profitable growth. This, combined with his people and customer focused operating style, has fueled his ability to exceed customer expectations and consistently deliver strong financial results.”

Hassinger, 55, currently serves as President and CEO of Dow AgroSciences, headquartered in Indianapolis, Indiana. Dow AgroSciences, a subsidiary of The Dow Chemical Company, is a leader in seeds and crop protection chemicals with more than $6 billion of sales in 120 countries and 8,000 employees.

“I look forward to working with the board and management team at Lindsay to build on the strong Lindsay brand and innovative products to provide new solutions to customers around the world,” said Hassinger.

A 33-year veteran of Dow AgroSciences, Hassinger has held a series of senior leadership positions throughout his career across a variety of the company’s domestic and international business units.  Prior to becoming President and CEO of Dow AgroSciences in 2014, he served as the company’s Global Commercial Leader and Vice President for the Crop Protection Global Business Unit.  Previously he served as Vice President for the Dow AgroSciences business in the Europe, Latin America, and Pacific regions.  In 2005 he moved to Shanghai, China where he served as Regional Commercial Unit Leader for Greater China.  From 1984 to 2005 he proceeded to hold a variety of commercial and supply chain positions of increasing responsibility.

Hassinger received his Bachelor of Science degree in Agricultural Economics from the University of Illinois and grew up on a family farm in Central Illinois. He is also active in a number of industry associations, as well as civic and charitable causes.

Nahl concluded, “On behalf of our shareholders, board and executive team, I want to thank Rick Parod for his many contributions over the past 17 years. Under his leadership, Lindsay has grown from a single plant generating approximately $100 million in revenues to an international leader in irrigation solutions, water management and infrastructure products with revenues of over $500 million. During his tenure he and his talented management team have invested in organic growth opportunities, completed a number of accretive and synergistic acquisitions and created over $1 billion in shareholder value as measured by share price appreciation, share buybacks and dividends. His contributions leave the company well positioned for continued future success.”

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At May 31, 2017, Lindsay had approximately 10.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company's Website at www.lindsay.com